UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2012

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation or organization)		identification number)

20415 Nordhoff Street, Chatsworth, CA  91311

(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2012, MRV Communications, Inc. (the “Company”) announced that it had appointed Barry R. Gorsun to serve as Chief Executive Officer (“CEO”) of the Company.  Prior to being named CEO, Mr. Gorsun served as President of the Company’s Optical Communications Systems (“OCS”) division.  Chris King, the Company’s Chief Financial Officer (“CFO”), who had served as Interim Chief Executive Officer since December 2011, will remain with the Company through the later of March 30, 2012 or the filing of the Company’s Annual Report on 10-K for the year ended December 31, 2011.  During this period, Mr. King will continue to serve as the Company’s CFO.

In conjunction with Mr. Gorsun’s appointment as CEO, on February 8, 2012, the Company entered into a letter agreement with Mr. Gorsun (the “Gorsun Letter Agreement”) that sets forth the terms of his continued employment with the Company, including the Company’s assumption of his existing Executive Agreement with MRV Communications — Boston Division, Inc., which was described in, and filed as an exhibit to, the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2011.  The Gorsun Letter Agreement amended the Executive Agreement to provide for annual base salary at the rate of $380,000 and to replace the bonus provisions of the Executive Agreement with a new bonus arrangement that provides for a bonus to be paid to Mr. Gorsun in the event that any distribution (including, but not limited to, through stock or cash dividends, distribution of assets, share buy-back, or sale of Company) is made to Company stockholders during the term of his employment.  The amount of any such bonus payable to Mr. Gorsun will be equal to (a) the sum of (i) 160% of annual base salary times the per-share cumulative future stockholder distributions to the extent less than or equal to $1.15, plus (ii) 480% of annual base salary times the per-share cumulative future stockholder distributions, if any, in excess of $1.15, divided by (b) $1.00 and will be payable in accordance with the terms of the Gorsun Letter Agreement. The Gorsun Letter Agreement also includes an acceleration provision upon termination without cause for bonus amounts related to certain proceeds of sale.

The Company also entered into a letter agreement with Jennifer Hankes Painter, Vice President, General Counsel and Secretary of the Company, (the “Painter Letter Agreement”) that sets forth certain terms of Ms. Painter’s continued employment with the Company, including providing for annual base salary at the rate of $272,435, and implementation of a bonus arrangement that is the same as the bonus arrangement described above for Mr. Gorsun.

The foregoing descriptions of the Gorsun and Painter Letter Agreements are not complete and are qualified in their entirety by the full text of the agreements, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

A copy of the press release announcing the management changes is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01                                          Other Events

The Company previously announced that it had engaged Oppenheimer & Co., Inc. as its financial advisor in connection with a review of the strategic alternatives for its OCS division and has now expanded that engagement to include a review of strategic alternatives for all of the Company including OCS, the European system integrators and the assets and liabilities of the parent company.  The Company had further previously requested approval of stockholders for a sale of its CES Creative Electronics Systems SA subsidiary, and anticipates closing the sale this month. The Board continues to review opportunities to return cash to stockholders, including the expansion and extension of this strategic review. Any transaction would be dependent on factors that may be beyond the Company’s control, including, among others, the current global economic environment and market conditions, the interest of third parties in the Company or their businesses, and the availability of financing to potential buyers on reasonable terms or at all. The Company undertakes no duty to provide updates or make any further comment regarding the evaluation of strategic alternatives unless a specific action is approved by the Board of Directors or the process is concluded. There can be no assurance that the Company will complete any transaction involving any of the divisions indicated on favorable terms or at all.

Item 9.01                                          Financial Statements and Exhibits

(d)                                Exhibits

Exhibit 10.1	Letter Agreement, dated February 8, 2012, by and between the Company and Barry R. Gorsun

Exhibit 10.2	Letter Agreement, dated February 8, 2012, by and between the Company and Jennifer Hankes Painter

Exhibit 99.1	Press Release announcing management changes, dated February 3, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 8, 2012

MRV COMMUNICATIONS, INC.

By:	/s/ Chris King
Chris King
Chief Financial Officer